UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2019

Devon Energy Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-32318	73-1567067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 W. SHERIDAN AVE., OKLAHOMA CITY, OKLAHOMA	73102-5015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	DVN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2019, Devon Energy Production Company, L.P. (the “Seller”), a wholly-owned subsidiary of Devon Energy Corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with BKV Barnett, LLC (the “Purchaser”), pursuant to which the Seller agreed to sell its Barnett Shale assets (the “Assets”) to the Purchaser for $770 million in cash, subject to certain purchase price adjustments. The purchase price adjustments include, among other things, allocations of certain revenues and expenses based on a September 1, 2019 effective date.

The Agreement includes customary representations, warranties and covenants, as well as certain indemnity obligations and a deposit of $70 million escrowed by the Purchaser at signing. The transaction is expected to close in the second quarter of 2020, and the closing is subject to certain conditions, including, among other things, the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Agreement also contains certain termination rights for the parties, including if the closing of the transaction contemplated by the Agreement does not occur on or before May 16, 2020, subject to certain conditions and possible extension rights.

The foregoing description of the Agreement and the transaction contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

Item 2.06	Material Impairments.

In connection with the execution of the Agreement, the Company concluded that the Assets met the criteria to be classified as “held for sale.” This transaction completes the Company’s strategic shift to U.S.-only operations predominately focused on development and production of crude oil. Consequently, the Company will report all information with respect to the Assets as discontinued operations in the Company’s consolidated financial statements beginning in the fourth quarter of 2019. The Company expects to recognize a non-cash, pre-tax charge to earnings of approximately $650 million to $750 million in the fourth quarter of 2019, which will reflect the difference between the net carrying value of the Assets and the estimated adjusted purchase price to be received by the Seller under the Agreement. The Assets currently represent more than 40% of the Company’s total proved reserves.

Item 7.01	Regulation FD Disclosure.

On December 17, 2019, the Company issued a press release in connection with the Agreement described in Item 1.01 above.

The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description of Exhibits

2.1*	Purchase and Sale Agreement, dated December 17, 2019, by and between Devon Energy Production Company, L.P. and BKV Barnett, LLC.

99.1	Press release, dated December 17, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of this exhibit have been omitted in accordance with Item 601(b)(2)(ii) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVON ENERGY CORPORATION

By:	/s/ Jeffrey L. Ritenour
Jeffrey L. Ritenour
Executive Vice President and Chief Financial Officer

Date: December 18, 2019